SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2014

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd, Suite 700

The Woodlands, Texas 77380

(Address of Principal Executive Offices)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01.	Regulation FD Disclosure.

As previously disclosed, beginning in 2010, the Audit Committee of the Board of Directors of Layne Christensen Company (the “Company”, “Layne”, “we” or “us”) conducted an internal investigation into, among other things, the legality of certain payments by us to agents and other third parties interacting with government officials in certain countries in Africa. The internal investigation found potential violations of the Foreign Corrupt Practices Act (“FCPA”) and certain local laws. We made a voluntary disclosure to the United States Department of Justice (“DOJ”) and the SEC regarding the results of our investigation and have cooperated with the DOJ and the SEC in connection with their review of the matter.

On August 6, 2014, the DOJ notified us that inquiry into this matter has been closed. On October 27, 2014, we entered into a settlement with the SEC to resolve the allegations concerning potential violations of the FCPA. This settlement resolves all outstanding government investigations with respect to Layne concerning potential FCPA violations. Under the terms of the settlement, without admitting or denying the SEC’s allegations, we consented to entry of an administrative cease-and-desist order under the books and records, internal controls and anti-bribery provisions of the FCPA. We agreed to pay to the SEC $4.75 million in disgorgement and prejudgment interest, and $375,000 in penalties. We also agreed to undertake certain compliance, reporting and cooperation obligations to the SEC for two years following the settlement date. The amounts to be paid by us in connection with the settlement were fully accrued as of July 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company (Registrant)

Date: October 28, 2014	By:	/s/ Andy T. Atchison
Name: Andy T. Atchison
Title: Sr. Vice President—Finance, CFO